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                                EXHIBIT 12.1

                   RITE AID CORPORATION AND SUBSIDIARIES
      STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            THIRTY-NINE WEEKS ENDED NOVEMBER 28, 1998 AND YEARS
           ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996,
                    MARCH 4, 1995, AND FEBRUARY 26, 1994
                       (Dollar Amounts in Thousands)


                                  39 Weeks          Year Ended       Year Ended      Year Ended     Year Ended     Year Ended
                                   Ended             Feb. 28,          March 1,        March 2,       March 4,       Feb. 26,
                                Nov. 28, 1998          1998             1997            1996           1995           1994
                                -------------      -----------      ------------    ------------    -----------    ----------
Fixed Charges

Interest expense                  $128,155           $159,752        $ 96,473          $68,341        $42,300        $28,683

Interest portion (1)
  of net rental expense            102,300            111,943          66,067           52,080         40,424         40,427
                                -------------       -----------     ------------    ------------   -----------     ----------
Fixed charges before
  capitalized interest             230,455            271,695         162,540          120,421         82,724         69,110

Capitalized interest                 6,020              3,834           1,897            1,948            373            217
                                -------------       -----------    ------------     ------------   -----------     ----------
Total fixed charges               $236,475           $275,529        $164,437         $122,369        $83,097        $69,327
                                =============       ===========    ============     ============   ===========     ==========
Earnings

Income before
  extraordinary loss and
  income taxes                    $141,735           $530,041        $258,927         $256,202       $231,464        $45,670

Fixed charge before
  capitalized interest             230,455            271,695         162,540          120,421         82,724         69,110
                                -------------      -----------    ------------     ------------   -----------     ----------

Total adjusted earnings           $372,190           $801,736        $421,467         $376,623       $314,188       $114,780
                                =============      ===========    ============     ============   ===========     ==========

Ratio of earnings to                  1.57               2.91            2.56             3.08           3.78           1.66
  fixed charges                 =============      ===========    ============     ============   ===========     ==========
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(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.